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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated January 14, 1997, except as to the pooling of interests with Four11 Corporation which is as of October 20, 1997, which appears as Exhibit 99.1 to the Current Report on Form 8K/A dated October 14, 1997 (as amended October 30, 1997). We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 26 of Yahoo! Inc.'s Annual Report on Form 10-K for the year ended December 31, 1996. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ PRICE WATERHOUSE LLP

San Jose, California
January 7, 1998